PRESS RELEASE

Contacts:

Home Diagnostics Ronald L. Rubin Chief Financial Officer (954) 332-2128 Sabrina Rios Corporate Communications Manager (954) 332-2141 srios@hdidiabetes.com	The Ruth Group Nick Laudico (investors) (646) 536-7030 nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

Home Diagnostics Reports First Quarter 2008 Financial Results

First Quarter 2008 Highlights

•	Total revenues of $25.1 million

•	Net income of $0.7 million, or $0.04 per share

•	Launched initial co-brand product at Rite Aid

•	Remain on track for launch of new state-of-the-art, no-coding TRUEtest product platform in the second half of 2008

FORT LAUDERDALE, Fla. – May 6, 2008 – Home Diagnostics, Inc. (Nasdaq: HDIX), a leading manufacturer and marketer of diabetes testing supplies, today announced financial results for the first quarter ended March 31, 2008.

Total revenue for the first quarter was $25.1 million, compared to $28.1 million in the first quarter of 2007. Retail channel sales decreased by 0.9%. Retail channel sales were positively impacted by the co-brand product launch at Rite Aid. This positive impact was offset by lower sales to a large retail customer that built inventory in the fourth quarter of 2007 to support a first quarter 2008 store promotion. Distribution channel sales decreased 20.4%. First quarter 2007 distribution channel sales included accelerated order volume ahead of a price increase that was not instituted in the distribution channel for 2008. Mail service channel sales decreased 1.5%. The Company’s recent initiatives with mail service customers provided positive contributions to revenue growth during the quarter. However, initial stocking orders from mail service customers during the first quarter of 2007 provided a challenging year over year comparison. International sales were positively impacted by continued expansion into the Canadian retail and distribution markets, strong sales in the UK and continued growth in Latin America, which resulted in a 1.6% increase for the international channel. An initial product launch with a German distributor in the first quarter of 2007 provided a difficult year over year comparison.

Gross profit for the first quarter of 2008 was $14.6 million, compared to $16.9 million in the first quarter of 2007. As a percentage of sales, gross margin was 58.1% compared to 60.1% in the prior year period. The decreased gross profit margin was attributable primarily to a shift in channel, customer and product sales mix, which resulted in lower overall average selling prices. The first quarter of 2007 included a greater concentration of higher margin test strip sales in the distribution channel ahead of an April 1 test strip price increase.

Selling, general and administrative expenses were $11.9 million for the first quarter of 2008, compared with $11.5 million in the first quarter of 2007. The majority of the increase is due to higher expenses for sales and marketing initiatives.

Research and development expenses were $2.4 million for the first quarter of 2008, compared with $2.0 million in the first quarter of 2007. The Company’s research and development focus continues to be on investments in new product development and the final testing of new manufacturing equipment for the TRUEtest™ product platform, which the Company expects to launch in the second half of 2008.

Operating income for the first quarter of 2008 was $0.4 million, compared to operating income of $3.3 million for the first quarter of 2007. Other income (expense), net for the first quarter of 2008 was an expense of $0.5 million, compared to income of $0.1 million in the first quarter of 2007. The expense in the first quarter of 2008 was due to foreign exchange losses of $0.5 million, or $0.02 per share after taxes, incurred by the Company’s Taiwan subsidiary due to the decline in the value of the U.S. Dollar.

For the three-month period ended March 31, 2008, the Company reported net income of $0.7 million and diluted earnings per share of $0.04 based on weighted average shares outstanding of 19.0 million. First quarter 2008 net income benefitted from a $0.6 million, or $0.03 per share, reduction in the Company’s tax provision following an IRS settlement. Net income for the three-month period ended March 31, 2007 was $2.5 million or $0.13 per diluted share based on 19.7 million weighted average shares outstanding.

J. Richard Damron, Jr., President and Chief Executive Officer of Home Diagnostics said, “Our first quarter results were ahead of the guidance we provided on our year end 2007 conference call. We are particularly pleased with the initial shipments of our TRUEtrack product to Rite Aid, following the co-branding agreement we signed with them in January. This is a significant win for Home Diagnostics and we expect it to continue to contribute to revenues going forward. We also remain on track for the successful launch of our TRUEtest product platform in the second half of the year. We are beginning to execute our marketing plans to drive TRUEtest demand and are in the final stages of scaling our manufacturing operations in order to meet this demand.”

Guidance
For the full year 2008, the Company is increasing its annual revenue guidance to be in the range of $124 million to $127 million from the previously stated range of $123 million to $126 million. The Company is reaffirming its full year 2008 diluted earnings per share guidance to be in the range of $0.50 to $0.52. The Company expects the majority of its 2008 revenue and earnings to be weighted towards the second half of the year due to typical business cycles as well as this year’s new product launches. Earnings per share guidance excludes the first quarter 2008 tax benefit of $0.6 million, or $0.03 per share, related to a reduction in the Company’s tax provision following an IRS settlement.

Conference Call
Management will hold a conference call on Tuesday, May 6, 2008 at 8:30 a.m. ET to discuss the results. The dial-in numbers are 1-877-407-0789 for domestic callers and 1-201-689-8562 for international. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.homediagnostics.com.

After the live Web cast, the call will remain available on Home Diagnostics’ Web site, www.homediagnostics.com, through June 6, 2008. In addition, a telephonic replay of the call will be available until May 13, 2008. The replay dial-in numbers are 1-877-660-6853 for domestic callers and 1-201-612-7415 for international callers. Please use account number 3055 and conference ID number 282222.

About Home Diagnostics, Inc.
Based in Fort Lauderdale, Florida, Home Diagnostics, Inc. (NASDAQ: HDIX) is a leading developer, manufacturer and marketer of diabetes management solutions. Home Diagnostics, Inc. offers a portfolio of high-quality blood glucose monitoring systems that spans the spectrum of features and benefits to help every person with diabetes better monitor and manage their disease. The Home Diagnostics, Inc. product line includes TRUEtrack™, Sidekick®, TRUEread™ and Prestige Smart System® blood glucose monitoring systems. For more information please visit www.homediagnostics.com.

Forward-Looking Statements
The above statements include forward-looking statements and are subject to risks and uncertainties. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. The statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

All statements other than statements of historical facts included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by the Company’s management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control.

Although the Company believes its estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Company’s control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this release are not guarantees of future performance, and the Company cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” sections contained in its filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on its behalf.

TRUEtest is a trademark of Home Diagnostics, Inc. All other trademarks are property of their respective owners.

HOME DIAGNOSTICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2007	% of Sales	2008	% of Sales
Net sales	$28,100,050	100.0%	$25,120,820	100.0%
Cost of sales	11,204,337	39.9%	10,531,933	41.9%

Gross profit	16,895,713	60.1%	14,588,347	58.1%

Operating expenses
Selling, general and administrative (including stock-based compensation expense of $300,944 and $233,001 for the three months ended March 31, 2007 and 2008, respectively)	11,541,073	41.1%	11,870,718	47.3%
Research and development	2,012,170	7.2%	2,356,848	9.4%

Total operating expenses	13,553,243	48.2%	14,227,566	56.6%

Income from operations	3,342,470	11.9%	360,781	1.4%

Other income (expense):
Interest expense, net	345,006	1.2%	327,868	1.3%
Other income (expense), net	120,698	0.4%	(526,581)	-2.1%

Total other income/(expense)	465,704	1.7%	(198,713)	-0.8%

Income before provision for income taxes	3,808,174	13.6%	162,068	0.6%
Provision (benefit) for income taxes	1,332,861	4.7%	(559,298)	-2.3%

Net income	2,475,313	8.8%	721,366	2.9%

Earnings per common share:
Basic	$0.14		$0.04

Diluted	$0.13		$0.04

Weighted average shares used in computing earnings per common share:
Basic	17,725,786		17,898,772

Diluted	19,737,266		18,996,852

Home Diagnostics, Inc.
Supplemental Information
(Unaudited)

	December 31,	March 31,
	2007	2008
Selected Balance Sheet Data:
Cash and cash equivalents	$32,695,803	$32,180,663
Working capital	46,161,346	47,310,080
Total assets	130,251,037	131,696,544
Total debt	—	—
Total stockholders’ equity	106,099,423	107,597,702

	Three Months Ended March 31,
	2007	2008
Cash Flow Data:
Cash Provided by Operating Activities	$5,322,759	$953,572
Cash Used in Investing Activities	(2,048,790)	(1,726,361)
Cash Used in Financing Activities	(2,553)	(25,339)

Revenue By Channel:	Three Months Ended March 31,
	2007 (1)		2008		Increase (Decrease)
Retail	$6,534,866	23.3%	$6,477,918	25.8%	$(56,948)	-0.9%
Distribution	14,227,119	50.6%	11,323,297	45.1%	(2,903,822)	-20.4%
Mail Service	4,403,957	15.7%	4,336,755	17.3%	(67,202)	-1.5%
International	2,934,108	10.4%	2,982,309	11.8%	48,201	1.6%

	$28,100,050	100.0%	$25,120,279	100.0%	$(2,979,771)	-10.6%

(1) 2007 revenue fort the distribution and mail service channels has been reclassified to conform to current period presentation following a mail service customer’s acquisition of a provider previously supplied by a distribution customer. The following presents revenue by channel as reclassified for 2007:

		Reclassified 2007 Revenue by Channel
	Q1 2007	Q2 2007	Q3 2007	Q4 2007	2007
Retail	$6,534,866	$6,216,084	$5,761,852	$7,446,204	$25,959,006
Distribution	14,227,119	13,491,627	18,727,972	12,098,975	58,545,693
Mail Service	4,403,957	4,296,483	3,727,131	4,143,330	16,570,901
International	2,934,108	4,046,128	3,467,146	4,078,274	14,525,656

	$28,100,050	$28,050,322	$31,684,101	$27,766,783	$115,601,256

[HDIX-F]